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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Micromuse Inc.:

We consent to the incorporation herein by reference of our reports dated October 20, 2000, except as to Note 10, which is as of December 5, 2000, and December 28, 2000, relating to the consolidated balance sheets of Micromuse Inc. and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended September 30, 2000, and related schedule, which reports appear in the September 30, 2000, annual report on Form 10-K of Micromuse Inc.



                                                       /s/ KPMG LLP
Mountain View, California
October 10, 2001